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                                                                  EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the Registration Statement
(Form S-8 No. 333-     ) pertaining to The Texas Meridian Resources Corporation
1995 Long-Term Incentive Plan, Texas Meridian Resources Corporation 1997 Long-Term Incentive Plan, Cairn Energy USA, Inc. 1993 Stock Option Plan, As Amended, and Cairn Energy USA, Inc. 1993 Directors Stock Option Plan, As Amended, of The Meridian Resource Corporation of our report dated February 4, 1997, with respect to the consolidated financial statement and schedule of the Meridian Resource Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1996, as filed with the Securities and Exchange Commission.


                               ERNST & YOUNG LLP

Houston, Texas
November 11, 1997